Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250
441-278-9255 fax

CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2016 FIRST QUARTER RESULTS
HAMILTON, BERMUDA, April 27, 2016 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2016 first quarter was $149.3 million, or $1.20 per share, compared to $277.9 million, or $2.16 per share, for the 2015 first quarter. The Company also reported after-tax operating income available to Arch common shareholders of $145.7 million, or $1.17 per share, for the 2016 first quarter, compared to $149.8 million, or $1.17 per share, for the 2015 first quarter (see note 1). The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 9.7% for the 2016 first quarter, compared to 10.2% for the 2015 first quarter. For the trailing twelve months ended March 31, 2016, after-tax operating income available to Arch common shareholders produced a 9.3% return on average common equity while net income available to Arch common shareholders produced a 6.4% return on average common equity. The Company’s book value per common share was $49.87 at March 31, 2016, a 4.0% increase from $47.95 per share at December 31, 2015 and a 4.3% increase from $47.80 per share at March 31, 2015. All earnings per share amounts discussed in this release are on a diluted basis.
The following table summarizes the Company’s ‘core’ underwriting results (see note 2). See ‘Segment Information’ for a further discussion of segment results and a reconciliation of ‘core’ and consolidated results.

(U.S. dollars in thousands)	Three Months Ended March 31,
	2016	2015	% Change
Gross premiums written	$1,391,061	$1,311,678	6.1
Net premiums written	977,101	942,417	3.7
Net premiums earned	836,062	837,998	(0.2)
Underwriting income	111,887	114,703	(2.5)
Underwriting Ratios			% Point Change
Loss ratio	53.1%	53.0%	0.1
Acquisition expense ratio	16.4%	17.0%	(0.6)
Other operating expense ratio	17.6%	17.5%	0.1
Combined ratio	87.1%	87.5%	(0.4)

(1) After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See ‘Comments on Regulation G’ for a further discussion of after-tax operating income or loss available to Arch common shareholders.

(2) Amounts presented on a ‘core’ basis, which are non-GAAP measures, exclude amounts related to the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a further discussion of the presentation of ‘core’ results.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2016	2015
After-tax operating income available to Arch common shareholders	$145,742	$149,846
Net realized gains (losses), net of tax	26,901	61,934
Net impairment losses recognized in earnings, net of tax	(7,639)	(5,799)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	6,475	5,532
Net foreign exchange gains (losses), net of tax	(22,165)	66,339
Net income available to Arch common shareholders	$149,314	$277,852

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.17	$1.17
Net realized gains (losses), net of tax	0.22	0.48
Net impairment losses recognized in earnings, net of tax	(0.06)	(0.05)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.05	0.04
Net foreign exchange gains (losses), net of tax	(0.18)	0.52
Net income available to Arch common shareholders	$1.20	$2.16

Weighted average common shares and common share equivalents outstanding - diluted	124,496,496	128,451,054
All discussions of line items in the following section are on a ‘core’ basis. See ‘Comments on Regulation G’ for a further discussion of ‘core’ results.
The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company’s investment portfolio was 3.56 years at March 31, 2016, compared to 3.43 years at December 31, 2015. Including the effects of foreign exchange, total return on the Company’s investment portfolio was 1.82% for the 2016 first quarter, compared to 1.11% for the 2015 first quarter. Total return in the 2016 first quarter reflected strong returns on fixed income securities, both investment-grade and non-investment grade, which were partially offset by negative returns on equities and on private credit and private equity funds. Excluding the effects of foreign exchange, total return was 1.48% for the 2016 first quarter.
Net investment income for the 2016 first quarter was $0.57 per share, or $70.4 million, compared to $0.55 per share, or $70.3 million, for the 2015 first quarter, and $0.53 per share, or $67.0 million, for the 2015 fourth quarter. The annualized pre-tax investment income yield was 2.13% for the 2016 first quarter, compared to 2.09% for the 2015 first quarter and 2.02% for the 2015 fourth quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company’s investment strategy, which puts an emphasis on total return. Cash flow provided by operating activities was $257.3 million for the 2016 first quarter, compared to $15.6 million for the 2015 first quarter, reflecting a higher level of premiums collected and a lower level of claim payments, including amounts which are reimbursable from insureds, reinsurers and others, than in the 2015 first quarter. The 2015 first quarter also reflected a higher level of outflows related to the Company’s mortgage operations.
On a pre-tax basis, net foreign exchange losses for the 2016 first quarter were $22.0 million, compared to net foreign exchange gains for the 2015 first quarter of $66.9 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 9.6% for the 2016 first quarter, compared to 4.3% for the 2015 first quarter. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 6.6% for the 2016 first quarter, compared to 3.9% for the 2015 first quarter. The 2016 first quarter reflected a $1.6 million discrete income tax expense which resulted from an adjustment relating to a prior year tax provision. The impact of this one time adjustment increased the effective tax rate for the 2016 first quarter by 1.0%. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.

During the 2016 first quarter, the Company repurchased 1.1 million common shares for an aggregate purchase price of $75.3 million under its share repurchase program. Since the inception of the share repurchase program through March 31, 2016, ACGL has repurchased 125.2 million common shares for an aggregate purchase price of $3.68 billion. At March 31, 2016, $446.5 million of repurchases were available under the share repurchase program.
At March 31, 2016, total capital available to Arch of $7.30 billion consisted of $791.3 million of senior notes, representing 10.8% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.4% of the total, and common shareholders’ equity of $6.09 billion, representing 83.3% of the total. At December 31, 2015, total capital available to Arch of $7.10 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.88 billion, representing 82.9% of the total.
The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on April 28, 2016. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on April 28, 2016 at 2:00 p.m. Eastern Time until May 5, 2016 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 85885091 for all callers).
Please refer to the Company’s Financial Supplement dated March 31, 2016, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $7.30 billion in capital at March 31, 2016, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	March 31, 2016	December 31, 2015
Calculation of book value per common share:
Total shareholders’ equity available to Arch	$6,413,587	$6,204,881
Less preferred shareholders’ equity	325,000	325,000
Common shareholders’ equity available to Arch	6,088,587	5,879,881
Common shares outstanding, net of treasury shares (1)	122,093,596	122,627,783
Book value per common share	$49.87	$47.95

(1)	Excludes the effects of 6,889,451 and 7,482,462 stock options and 411,929 and 413,364 restricted stock units outstanding at March 31, 2016 and December 31, 2015, respectively.

Investment Information

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2016	2015
Components of net investment income (1):
Fixed maturities	$59,001	$62,368
Term loan investments (2)	4,858	4,275
Equity securities (dividends)	3,756	2,679
Short-term investments	458	195
Other (3)	13,672	12,737
Gross investment income	81,745	82,254
Investment expenses	(11,336)	(11,966)
Net investment income	$70,409	$70,288
Per share	$0.57	$0.55

Investment income yield, at amortized cost (1) (4):
Pre-tax	2.13%	2.09%
After-tax	1.91%	1.94%
Total return (1) (5):
Including effects of foreign exchange	1.82%	1.11%
Excluding effects of foreign exchange	1.48%	2.05%

Cash flow from operations (1)	$257,279	$15,599

(1)	Presented on a ‘core’ basis (excluding amounts related to the ‘other’ segment). See ‘Comments on Regulation G’ for further details.

(2)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(3)	Includes income on other investments, funds held balances, cash balances and other.

(4)
Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(5)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
Investable assets (1) (2):
Fixed maturities available for sale, at fair value	$10,645,257	71.2	$10,459,353	71.4
Fixed maturities, at fair value (3)	371,298	2.5	367,780	2.5
Fixed maturities pledged under securities lending agreements, at fair value	558,603	3.7	373,304	2.5
Total fixed maturities	11,575,158	77.4	11,200,437	76.5
Short-term investments available for sale, at fair value	623,844	4.2	587,904	4.0
Short-term investments pledged under securities lending agreements, at fair value	6,000	—	—	—
Cash	479,545	3.2	444,776	3.0
Equity securities available for sale, at fair value	506,915	3.4	618,405	4.2
Equity securities, at fair value (3)	437	—	798	—
Equity securities pledged under securities lending agreements, at fair value	16,163	0.1	10,777	0.1
Other investments available for sale, at fair value	195,079	1.3	300,476	2.1
Other investments, at fair value (3)	1,010,450	6.8	908,809	6.2
Investments accounted for using the equity method (4)	628,832	4.2	592,973	4.0
Securities transactions entered into but not settled at the balance sheet date	(88,129)	(0.6)	(20,524)	(0.1)
Total investable assets managed by the Company	$14,954,294	100.0	$14,644,831	100.0

Investment portfolio statistics (1):
Average effective duration (in years)	3.56		3.43
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2		AA/Aa2
Embedded book yield (before investment expenses)	2.07%		2.16%

(1)	Presented on a ‘core’ basis (excluding amounts related to the ‘other’ segment). See ‘Comments on Regulation G’ for further details.

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(4)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

Selected Information on Losses and Loss Adjustment Expenses (1)

(U.S. dollars in thousands)	Three Months Ended
	March 31,
	2016	2015
Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$391,543	$432,634
Change in unpaid losses and loss adjustment expenses	52,293	11,603
Total losses and loss adjustment expenses	$443,836	$444,237

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(4,177)	$(4,955)
Reinsurance	(46,943)	(57,279)
Mortgage	(2,735)	(2,812)
Total	$(53,855)	$(65,046)
Impact on losses and loss adjustment expenses:
Insurance	$(6,150)	$(8,754)
Reinsurance	(47,364)	(58,011)
Mortgage	(2,735)	(2,615)
Total	$(56,249)	$(69,380)
Impact on acquisition expenses:
Insurance	$1,973	$3,799
Reinsurance	421	732
Mortgage	—	(197)
Total	$2,394	$4,334
Impact on combined ratio:
Insurance	(0.8)%	(1.0)%
Reinsurance	(18.0)%	(20.5)%
Mortgage	(4.4)%	(5.6)%
Total	(6.4)%	(7.8)%
Impact on loss ratio:
Insurance	(1.2)%	(1.7)%
Reinsurance	(18.1)%	(20.7)%
Mortgage	(4.4)%	(5.2)%
Total	(6.7)%	(8.3)%
Impact on acquisition expense ratio:
Insurance	0.4%	0.7%
Reinsurance	0.1%	0.2%
Mortgage	—%	(0.4)%
Total	0.3%	0.5%

Estimated net losses incurred from current accident year catastrophic events (2)
Insurance	$428	$3,181
Reinsurance	3,774	1,430
Total	$4,202	$4,611
Impact on combined ratio:
Insurance	0.1%	0.6%
Reinsurance	1.4%	0.5%
Total	0.5%	0.6%

(1)	Presented on a ‘core’ basis (excluding amounts related to the ‘other’ segment). See ‘Comments on Regulation G’ for further details.

(2)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following tables summarize the Company’s segment results for the 2016 first quarter and 2015 first quarter:

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2016
	Insurance	Reinsurance	Mortgage	Sub-total (Core)	Other	Total
Gross premiums written (1)	$798,553	$481,390	$111,280	$1,391,061	$148,606	$1,437,966
Premiums ceded	(248,789)	(160,566)	(4,767)	(413,960)	(4,472)	(316,731)
Net premiums written	549,764	320,824	106,513	977,101	144,134	1,121,235
Change in unearned premiums	(36,675)	(59,616)	(44,748)	(141,039)	(28,617)	(169,656)
Net premiums earned	513,089	261,208	61,765	836,062	115,517	951,579
Other underwriting income	—	325	3,793	4,118	929	5,047
Losses and loss adjustment expenses	(323,609)	(111,598)	(8,629)	(443,836)	(79,113)	(522,949)
Acquisition expenses, net	(74,354)	(54,787)	(8,385)	(137,526)	(32,939)	(170,465)
Other operating expenses	(85,861)	(36,455)	(24,615)	(146,931)	(5,338)	(152,269)
Underwriting income (loss)	$29,265	$58,693	$23,929	111,887	(944)	110,943

Net investment income				70,409	23,326	93,735
Net realized gains (losses)				31,862	5,462	37,324
Net impairment losses recognized in earnings				(7,639)	—	(7,639)
Equity in net income (loss) of investment funds accounted for using the equity method				6,655	—	6,655
Other income (loss)				(25)	—	(25)
Other expenses				(9,383)	—	(9,383)
Interest expense				(12,627)	(3,480)	(16,107)
Net foreign exchange gains (losses)				(22,041)	(1,525)	(23,566)
Income before income taxes				169,098	22,839	191,937
Income tax expense				(16,310)	—	(16,310)
Net income				152,788	22,839	175,627
Dividends attributable to redeemable noncontrolling interests				—	(4,587)	(4,587)
Amounts attributable to nonredeemable noncontrolling interests				—	(16,242)	(16,242)
Net income available to Arch				152,788	2,010	154,798
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$147,304	$2,010	$149,314

Underwriting Ratios
Loss ratio	63.1%	42.7%	14.0%	53.1%	68.5%	55.0%
Acquisition expense ratio	14.5%	21.0%	13.6%	16.4%	28.5%	17.9%
Other operating expense ratio	16.7%	14.0%	39.9%	17.6%	4.6%	16.0%
Combined ratio	94.3%	77.7%	67.5%	87.1%	101.6%	88.9%

Net premiums written to gross premiums written	68.8%	66.6%	95.7%	70.2%	97.0%	78.0%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2015
	Insurance	Reinsurance	Mortgage	Sub-total (Core)	Other	Total
Gross premiums written (1)	$766,153	$485,112	$60,541	$1,311,678	$128,633	$1,342,022
Premiums ceded	(224,150)	(136,569)	(8,670)	(369,261)	(4,055)	(275,027)
Net premiums written	542,003	348,543	51,871	942,417	124,578	1,066,995
Change in unearned premiums	(34,089)	(68,826)	(1,504)	(104,419)	(52,312)	(156,731)
Net premiums earned	507,914	279,717	50,367	837,998	72,266	910,264
Other underwriting income	427	1,429	7,718	9,574	1,962	11,536
Losses and loss adjustment expenses	(317,896)	(112,532)	(13,809)	(444,237)	(49,479)	(493,716)
Acquisition expenses, net	(75,078)	(56,604)	(10,418)	(142,100)	(20,976)	(163,076)
Other operating expenses	(88,119)	(38,044)	(20,369)	(146,532)	(2,005)	(148,537)
Underwriting income (loss)	$27,248	$73,966	$13,489	114,703	1,768	116,471

Net investment income				70,288	8,706	78,994
Net realized gains (losses)				65,509	17,839	83,348
Net impairment losses recognized in earnings				(5,799)	—	(5,799)
Equity in net income (loss) of investment funds accounted for using the equity method				5,889	—	5,889
Other income (loss)				(1,888)	—	(1,888)
Other expenses				(9,345)	—	(9,345)
Interest expense				(12,736)	—	(12,736)
Net foreign exchange gains (losses)				66,853	(352)	66,501
Income before income taxes				293,474	27,961	321,435
Income tax expense				(12,678)	—	(12,678)
Net income				280,796	27,961	308,757
Dividends attributable to redeemable noncontrolling interests				—	(4,908)	(4,908)
Amounts attributable to nonredeemable noncontrolling interests				—	(20,513)	(20,513)
Net income available to Arch				280,796	2,540	283,336
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$275,312	$2,540	$277,852

Underwriting Ratios
Loss ratio	62.6%	40.2%	27.4%	53.0%	68.5%	54.2%
Acquisition expense ratio	14.8%	20.2%	20.7%	17.0%	29.0%	17.9%
Other operating expense ratio	17.3%	13.6%	40.4%	17.5%	2.8%	16.3%
Combined ratio	94.7%	74.0%	88.5%	87.5%	100.3%	88.4%

Net premiums written to gross premiums written	70.7%	71.8%	85.7%	71.8%	96.8%	79.5%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

The following section provides analysis on the Company’s 2016 first quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2016. The Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$798,553	$766,153	4.2
Net premiums written	549,764	542,003	1.4
Net premiums earned	513,089	507,914	1.0
Underwriting income	29,265	27,248	7.4

Underwriting Ratios			% Point Change
Loss ratio	63.1%	62.6%	0.5
Acquisition expense ratio	14.5%	14.8%	(0.3)
Other operating expense ratio	16.7%	17.3%	(0.6)
Combined ratio	94.3%	94.7%	(0.4)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.1%	0.6%	(0.5)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(0.8)%	(1.0)%	0.2
Combined ratio excluding catastrophic activity and prior year development	95.0%	95.1%	(0.1)
Gross premiums written by the insurance segment in the 2016 first quarter were 4.2% higher than in the 2015 first quarter while net premiums written were 1.4% higher than in the 2015 first quarter. The higher growth in gross premiums written than net premiums written reflected expansion in business subject to a greater level of cessions, primarily in alternative markets and construction. The increase in net premiums written reflected growth in travel, accident and health, construction and alternative markets business, partially offset by a reduction in programs and property lines. The growth in travel, accident and health reflected expansion in international and U.S. travel business, while growth in construction primarily reflected new accounts. The increase in alternative markets resulted from new accounts, exposure growth and audit premiums. The reduction in program business primarily reflected the non-renewal of a large program while the lower level in property lines reflected continued weak market conditions. Changes in foreign currency rates resulted in a decrease in net premiums written in the 2016 first quarter of approximately $6.1 million, or 1.1%, compared to the 2015 first quarter. Net premiums earned by the insurance segment in the 2016 first quarter were 1.0% higher than in the 2015 first quarter, and reflect changes in net premiums written over the previous five quarters.
The 2016 first quarter loss ratio reflected 0.1 points of current year catastrophic activity, compared to 0.6 points in the 2015 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.2 points in the 2016 first quarter, compared to 1.7 points in the 2015 first quarter. The estimated net favorable development in the 2016 first quarter primarily resulted from better than expected claims emergence in property lines from more recent accident years and in longer-tailed lines from earlier accident years. The balance of the change in the 2016 first quarter loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 31.2% in the 2016 first quarter, compared to 32.1% in the 2015 first quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected an increase in the level of reinsurance ceded on a quota share basis in the 2016 first quarter and changes in the mix of business.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$481,390	$485,112	(0.8)
Net premiums written	320,824	348,543	(8.0)
Net premiums earned	261,208	279,717	(6.6)
Other underwriting income	325	1,429	(77.3)
Underwriting income	58,693	73,966	(20.6)

Underwriting Ratios			% Point Change
Loss ratio	42.7%	40.2%	2.5
Acquisition expense ratio	21.0%	20.2%	0.8
Other operating expense ratio	14.0%	13.6%	0.4
Combined ratio	77.7%	74.0%	3.7

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	1.4%	0.5%	0.9
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(18.0)%	(20.5)%	2.5
Combined ratio excluding catastrophic activity and prior year development	94.3%	94.0%	0.3
Gross premiums written by the reinsurance segment in the 2016 first quarter were 0.8% lower than in the 2015 first quarter, while net premiums written were 8.0% lower than in the 2015 first quarter. The difference in gross versus net premiums written primarily reflected increased retrocessions on property and other lines and changes in the mix of business. The lower level of net premiums written reflected decreases in property excluding property catastrophe and property catastrophe business, partially offset by growth in casualty business. The decrease in property lines reflected share decreases and timing of renewals in response to current market conditions and a higher level of retrocessional usage. Growth in casualty business reflected exposure growth and new business. Changes in foreign currency rates resulted in a decrease in net premiums written in the 2016 first quarter of approximately $4.3 million, or 1.2%, compared to the 2015 first quarter. Net premiums earned in the 2016 first quarter were 6.6% lower than in the 2015 first quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.
The 2016 first quarter loss ratio reflected 1.4 points of current year catastrophic activity, compared to 0.6 points of catastrophic activity in the 2015 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 18.1 points in the 2016 first quarter, compared to 20.7 points in the 2015 first quarter. The estimated net favorable development in the 2016 first quarter primarily resulted from better than expected claims emergence in short-tail business from most underwriting years and in longer-tail business across earlier underwriting years.
The underwriting expense ratio was 35.0% in the 2016 first quarter, compared to 33.8% in the 2015 first quarter. The acquisition expense ratio for the 2016 first quarter was 21.0%, compared to 20.2% for the 2015 first quarter. The 2016 first quarter ratio reflected a higher level of ceding commissions incurred compared to the 2015 first quarter and changes in the mix and type of business. The operating expense ratio for the 2016 first quarter was 14.0%, compared to 13.6% in the 2015 first quarter, primarily reflecting the lower level of net premiums earned.

Mortgage Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$111,280	$60,541	83.8
Net premiums written	106,513	51,871	105.3
Net premiums earned	61,765	50,367	22.6
Other underwriting income	3,793	7,718	(50.9)
Underwriting income	23,929	13,489	77.4

Underwriting Ratios			% Point Change
Loss ratio	14.0%	27.4%	(13.4)
Acquisition expense ratio	13.6%	20.7%	(7.1)
Other operating expense ratio	39.9%	40.4%	(0.5)
Combined ratio	67.5%	88.5%	(21.0)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(4.4)%	(5.6)%	1.2
Combined ratio excluding prior year development	71.9%	94.1%	(22.2)
The mortgage segment includes the Company’s U.S. and international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. Arch Mortgage Insurance Company (“Arch MI U.S.”) is approved as an eligible mortgage insurer by Fannie Mae and Freddie Mac.
Gross premiums written by the mortgage segment in the 2016 first quarter were 83.8% higher than in the 2015 first quarter, while net premiums written were 105.3% higher than in the 2015 first quarter, reflecting $43.5 million of growth in Australian mortgage reinsurance business. In addition, net premiums written in the 2016 first quarter reflected growth in U.S. primary business of $5.4 million, primarily from banks and other mortgage originators, and an increase in GSE credit risk-sharing transactions receiving insurance accounting treatment. Net premiums earned for the 2016 first quarter were 22.6% higher than in the 2015 first quarter, reflecting the growth in insurance in force.
Other underwriting income, which is primarily related to GSE risk-sharing transactions receiving derivative accounting treatment, was $3.8 million for the 2016 first quarter, compared to $7.7 million for the 2015 first quarter, and comparable with the $3.5 million recorded in the 2015 fourth quarter. The 2015 first quarter amount included approximately $3.4 million of catch up income due to the timing of the insurance product and securitization transactions.
The loss ratio for the 2016 first quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 4.4 points, compared to 5.2 points in the 2015 first quarter, driven primarily by lower than expected claim rates. As noted previously, the mortgage segment’s underwriting expense ratio is expected to stay at an elevated level until Arch MI U.S. reaches scale.
At March 31, 2016, the mortgage segment’s risk-in-force consisted of $7.17 billion from Arch MI U.S. and an additional $5.59 billion through the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $2.91 billion of new insurance written (“NIW”) during the 2016 first quarter, of which 69% was from banks and other non-credit union mortgage originators. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2016;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect our business, financial condition and results of operations;

•
the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a non-GAAP financial measure as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
In addition, the Company’s presentation includes the use of information prepared on a ‘core’ basis, which excludes amounts related to the ‘other’ segment (i.e., results of Watford Re). Information provided on a ‘core’ basis are non-GAAP financial measures as defined in Regulation G. Pursuant to generally accepted accounting principles, Watford Re is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity. Watford Re has its own management and board of directors that is responsible for its overall profitability. In addition, the Company does not guarantee or provide credit support for Watford Re. Because Watford Re is an independent company, the assets of Watford Re can be used only to settled obligations of Watford Re and Watford Re is solely responsible for its own liabilities and commitments. The Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from the reinsurance transactions. The Company believes that presenting information on a ‘core’ basis enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. See ‘Segment Information’ for a further discussion of segment results and a reconciliation of core and consolidated results.
The Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the core underwriting performance of each of its underwriting segments.